HSBC USA Inc.

2.00% Fixed Rate Notes Due November 9, 2016 3.00% Fixed Rate Notes Due May 9, 2019 4.00% Fixed Rate Notes Due May 9, 2025

Offering Period: 04/30/12 - 05/04/12	Trade Date: 05/04/12	Settlement Date: 05/09/2012

Issuer Rating	Principal Amount	Price to Public	Maturity Date	Payment at Maturity	Coupon Rate	Coupon Payment Dates	CUSIP/ ISIN	Minimum Denomination	Minimum Increments	Fees and Commissions
										Varying Discounts	Referral Fees	Total
A+ (S&P); A1 (Moody’s); AA (Fitch)†:		100%	November 9, 2016, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	2.00% per annum, calculated on a 30/360 unadjusted basis	The 9th calendar day of each month commencing on June 9, 2012, up to and including the Maturity Date	4042K1L27/ US4042K1L277	$1,000	$1,000	$7.50 / 0.75%	$1.25 / 0.125%	Up to 0.875%
A+ (S&P); A1 (Moody’s); AA (Fitch)†:		100%	May 9, 2019, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	3.00% per annum, calculated on a 30/360 unadjusted basis	The 9th calendar day of each month commencing on June 9, 2012, up to and including the Maturity Date	4042K1L35/ US4042K1L350	$1,000	$1,000	$10.00 / 1.00%	$1.25 / 0.125%	Up to 1.125%
A+ (S&P); A1 (Moody’s); AA (Fitch)†:		100%	May 9, 2025, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	4.00% per annum, calculated on a 30/360 unadjusted basis	The 9th calendar day of each month commencing on June 9, 2012, up to and including the Maturity Date	4042K1L43/ US4042K1L434	$1,000	$1,000	$12.50 / 1.25%	$2.50 / 0.25%	Up to 1.5%

† A credit rating reflects the creditworthiness of HSBC USA Inc and is not a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Fixed Rate Notes offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. We or one of our affiliates will act as calculation agent with respect to the Notes. Wells Fargo Bank, National Association will act as trustee. The paying agent will be HSBC Bank USA, N.A.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-3 of the prospectus supplement and page S-1 of the Fixed Rate Underlying Supplement.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Fixed Rate Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Fixed Rate Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Fixed Rate Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may obtain:

•	The Fixed Rate Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412025160/v311112_424b2.htm
•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Filed Pursuant to Rule 433

Registration No. 333-180289

May 1, 2012

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value	(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Fixed Rate Underlying Supplement dated May 1, 2012)

1	RESTRICTED